Exhibit 10.8

Execution

Certain identified information has been excluded from the exhibit as such information would likely cause competitive harm to the registrant if publicly disclosed. Such exclusions have been marked with a [****].

LOYALTYONE, CO.

-and-

BANK OF MONTREAL

AMENDED AND RESTATED PROGRAM PARTICIPATION AGREEMENT

Dated as of November 1, 2017

TABLE OF CONTENTS

AMENDED AND RESTATED PROGRAM PARTICIPATION AGREEMENT

ARTICLE 1 RIGHT TO ISSUE			1
1.1		Participation in Program	1
	(a)	Right to Issue	1
	(b)	Issuance by Bank Affiliates and Others	1
	(c)	Third Party Offers and Vendor Programs	2
	(d)	Employee Incentive AM	2
	(e)	Approval of Offers	3
	(f)	Mutual Funds	3
	(g)	New Products	3
	(h)	Agricultural Products	3
1.2		Termination of Right to Issue for OARS (Other Additional Retail Services)	3
1.3		Protection of AM Program	4
1.4		Injunctive Relief	4
1.5		Contests	4
1.6		Agreements Regarding Special Arrangements	5
ARTICLE 2 EXCLUSIVITY			6
2.1		Intentionally Deleted	6
2.2		Exclusivity for BankCards	6
2.3		Targeting	6
2.4		Exclusivity in Favour of LM	6
2.5		No Other Exclusivity	6
ARTICLE 3 AM PROGRAM			6
3.1		The AM Program	6
3.2		Terms and Conditions of the AM Program.	7
3.3		Treatment of Collectors	7
ARTICLE 4 TERM OF AGREEMENT			7
4.1		Term	7
4.2		Program-Related Rights of Termination of the Bank	9

4.3		Program-Related Rights of Termination by LM	9
4.4		Termination for Cause	9
4.5		Effect of Termination	10
4.6		Force Majeure	12
4.7		Limitation of Liability	13
4.8		Implementation of Transfer Period	13
ARTICLE 5 PAYMENTS			16
5.1		BankCard Fees	16
5.2		Non-BankCard Fees	16
5.3		Fee Adjustment	16
5.4		Taxes	16
5.5		Payment Dates and Payment of Initial Monthly Payment	16
5.6		Agreements with Other Sponsors	17
5.7		Annual Payment	17
5.8		Interest	17
5.9		General Provisions as to Payment	17
5.10		Characterization of AM for Multi-Use Cards	18
ARTICLE 6 BANK REQUIREMENTS			19
6.1		Services Contingency Plan	19
6.2		Insurance	19
6.3		Personnel Screening	19
6.4		Information Security Requirements and Physical Security Requirements	19
ARTICLE 7 INTENTIONALLY DELETED			19
ARTICLE 8 PROGRAM DESIGN			19
8.1		Bank’s Obligations	19
	(a)	General	19
	(b)	BankCards	20
	(c)	Minimum Award Amount.	20
	(e)	Enhanced Flight Reward Benefit	20
	(f)	Other BankCard Features	20
	(g)	BankCard Bonus Offers	20

8.2		Co-Branded Cards	21
8.3		BankCard Award	22
	(a)	Award Amount	22
	(b)	Definitions	22
	(c)	Major Changes to BankCard	22
	(d)	Notice	22
	(e)	LM Approval	22
	(f)	Other Changes	22
8.4		Retail Services	22
	(a)	Existing Retail Services Offers	22
	(b)	Definitions	22
	(c)	Major Retail Changes	22
	(d)	Notice	22
	(e)	LM Approval	22
	(f)	Other Changes	22
8.5		Additional Bank Rights and Obligations	22
	(a)	No Point Conversions	22
	(b)	Multi Award Programs	22
	(c)	New Loyalty Programs	21
	(d)	No Limits on Section 2.4	22
8.6		Cancellation of BankCard AM	22
	(a)	Cancellation of BankCard AM	22
	(b)	“Not in Good Standing”	22
	(c)	Limits on Cancellation	23
	(d)	Restoration of Cancelled AM	23
	(e)	Collector Communications	23
	(f)	Financial Arrangements	23
	(g)	Indemnity	23
8.7		Additional Bank Obligations for BankCards	23
8.8		Additional Bank Obligations for Retail Services	23
8.9		Banking and Credit Card Program for Sobeys	23
8.10		Industry Change	23
8.11		Satisfaction Survey; Active Collectors	23

ARTICLE 9 MARKETING		24
9.1	Definitions	24
9.2	BMO Retail Services Marketing Commitment	24
9.3	BMO BankCard Marketing Commitment	25
9.4	BankCard and Retail Services Marketing	25
9.5	Advertising	25
9.6	National Roll-Out	25
9.7	Marketing Advisory Board	25
9.8	LM Marketing Commitment	26
9.9	Data Exchange	26
9.10	Additional LM Marketing Obligations	26
ARTICLE 10 OPERATIONS AND ADMINISTRATION		26
10.1	AM Accounts	26
10.2	Customer Credits	26
10.3	Collector Communications	27
10.4	Customer Service	27
10.5	Interfaces	27
ARTICLE 11 INTELLECTUAL PROPERTY AND CONFIDENTIALITY		28
11.1	Trade Marks and Copyrights	28
11.2	Data Ownership and Access	28
11.3	Confidentiality	28
11.4	Reporting	29
ARTICLE 12 REPRESENTATIONS, WARRANTIES AND MISCELLANEOUS OBLIGATIONS		29
12.1	Representations and Warranties	29
12.2	Other Commitments	30
12.3	Product Liability	30
12.4	Entire Agreement	30
12.5	Nature of Relationship; Third Party Beneficiaries	30
12.6	Rights Reserved	30
12.7	Notices	31

12.8	Exclusion	31
12.9	Miscellaneous	31
12.10	Public Announcements	31
12.11	Effectiveness of this Agreement	31

Satisfaction Survey; Active Collectors	1

Annexes, Exhibits and Schedules: [****]

AMENDED AND RESTATED

PROGRAM PARTICIPATION AGREEMENT

THIS AMENDED AND RESTATED PROGRAM PARTICIPATION AGREEMENT is made as of November 1, 2017 (the “Effective Date”) between LoyaltyOne, Co. and Bank of Montreal.

RECITALS:

A.          The Parties entered into the 2013 PPA dated as of January 1, 2013 and now wish to amend and restate the 2013 PPA in its entirety, except as expressly provided in Section

12.11 hereof.

B.           Capitalized terms used herein have the meanings set out in Annex A, and the rules of interpretations set out in Annex A apply to this Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

RIGHT TO ISSUE

1.1	Participation in Program.

(a)          Right to Issue. Subject to the provisions hereof, LM hereby grants the Bank a right to issue AM in Canada to Customers of the Bank or, subject to Section 1.1(b), any Bank Affiliate during the period commencing on the Launch Date and ending (but subject to Section 4.5): (i) with respect to Retail Services, on termination of the Retail Services Term, (ii) with respect to BankCards, on termination of the BankCard Term, and (iii) with respect to all Categories, on the Termination Date. Except as otherwise expressly stated herein, such right is exclusive to the Categories and the Bank will ensure that no Bank Party will issue AM otherwise than in connection with the provision by it in Canada to a Customer of services falling entirely within the scope of a Category. The Bank shall ensure that no Bank Party issues AM otherwise than as expressly provided in this Section 1.1.

(b)           Issuance by Bank Affiliates and Others. All AM issued by, or in respect of the activities of, a Bank Affiliate shall be conclusively deemed for all purposes hereof to have been issued by the Bank, and the Bank shall be responsible for ensuring that each Bank Affiliate complies with all provisions hereof as if it was a party hereto with LM. For greater certainty, any reference herein to the Bank being obligated to do or not do any matter or thing, shall be deemed to include the obligation of the Bank to ensure that each other Bank Party does or does not do the particular matter or thing, and any reference to the Bank being entitled to any right, matter or thing, shall be deemed to include a reference to any Bank Affiliate being entitled to such right, matter, or thing, but only for so long as such Bank Affiliate continues to be a Bank Affiliate. Notwithstanding the foregoing or anything else contained herein, if at any time or from time to time the Bank or any Bank Affiliate wishes to issue AM in connection with the activities of a Bank Affiliate which does not operate under a name which includes either “Bank of Montreal”, “BMO”, or any other trade-mark commonly associated with the Bank as of the date hereof, the Bank must obtain LM’s prior written consent, which shall not be unreasonably withheld; provided that no such consent shall be required for the issuance of AM (i) by any Bank Affiliate listed in Schedule 1.1(b) hereto or (ii) in connection with any business of a Bank Affiliate which was, immediately prior to the proposed issuance of AM by such Bank Affiliate, carried out by the Bank and in respect of which the Bank issued AM as permitted hereunder; but in the case of clause (ii), if LM believes that the name of such Bank Affiliate conflicts with another Sponsor or its exclusivity (such as, for example, by incorporating the name or style of a competitor of a Sponsor), the Bank will, in good faith, discuss the matter with LM to determine what solutions might be available. The Bank will not issue AM in respect of the activities or the goods and services of any Person (including any Affiliate of the Bank) which is not a Bank Affiliate nor otherwise permit or authorize any such Person to issue AM itself.

(c)               Third Party Offers and Vendor Programs. Except with LM’s prior written consent, which in the case of Original Retail Services, will not be unreasonably withheld, the Bank will not issue AM in respect of Retail Services by reference to or in connection with any particular Person, or the goods, services or activities of any particular Person (other than a Bank Party), including as part of a promotion or offer designed to encourage the obtaining of goods or services by reference to any particular Person. By way of example, but without limiting the foregoing, the Bank would be in breach of this Section 1.1(c) if it issued AM to Customers in connection with car loans to acquire cars manufactured by one particular automobile manufacturer (as opposed to any such manufacturer). For greater certainty, however, the issuance of AM by the Bank in connection with the use of a BankCard does not, by itself, constitute the issuance of AM in connection with the activities of another Person, notwithstanding that the BankCard may have been used to acquire goods or services from some other Person. If LM has consented to a particular program, the Bank may charge the applicable other Person a fee or other compensation for each such AM issued by the Bank, so long as (i) such fee or other compensation is not, directly or indirectly, less (or effectively less) than $[****] or more (or effectively more) than $[****] per AM (and if the Bank charges such other Person a fee or other compensation in connection with the issuance of such AM that is not measured on a per AM basis, the Bank shall, acting reasonably, determine the net effective amount per AM to which such fee or other compensation is equivalent and use such equivalent amount for purposes of this Section 1.1(c)), (ii) without limiting Section 11.3, no disclosure is made to such other Person of the actual amounts payable hereunder in connection with the issuance of AM, including the Non-BankCard Fee, and (iii) no such other Person is a Sponsor or an Affiliate, franchisee or dealer of a Sponsor, or a competitor of a Sponsor in respect of goods or services for which such Sponsor is authorized to issue AM. At LM’s request from time to time (but no more than once per calendar year) the Bank shall provide LM with a certificate signed on behalf of the Bank by an officer to the effect that the Bank has been in compliance with the previous sentence during the period since the last such certificate (or in the case of the first such certificate, since the date hereof), or if not, particulars thereof.

(d)               Employee Incentive AM. In addition to the rights granted elsewhere in this Section 1.1, the Bank may issue AM during the Term to any employee in Canada of a Bank Party pursuant to AM-related employee incentive programs established and operated by such Bank Party (such AM is referred to as “Employee Incentive AM”). For each such AM issued by the Bank in a particular month, the Bank will pay LM, as soon as possible and in any event not later than the last Business Day of the next following month, the then effective Non-BankCard Fee. However, AM issued by the Bank pursuant to any such program shall not be considered AM for purposes of Section (a) of Schedule 8.8 and shall be subject to Section 5.5(f). Any such right to issue AM is non-exclusive and may therefore be granted by LM to any other Person. Schedule 1.1(d) sets out the provisions relating to the Bank’s employee recognition and rewards program.

(e)                Approval of Offers. Intentionally deleted.

(f)                Mutual Funds. Without limiting Section 1.1(c), the Bank may not provide bonus or tactical AM offers in connection with mutual funds or otherwise promote the sale thereof by reference to any particular Person, unless the mutual funds in question are owned and operated by the Bank or any of its Affiliates or such bonus or tactical offers are applied to all mutual funds then sold by the Bank or its Affiliates (whether or not owned and operated by the Bank or any of its Affiliates). This Section 1.1(f) is not intended to expand the rights the Bank may otherwise have hereunder to issue AM in connection with mutual funds.

(g)               New Products. If at any time the Bank wishes to add additional financial services to Retail Services, it may request permission from LM to do so. LM agrees to consider any such request in good faith, to respond as soon as practicable in the circumstances to such request, and to use reasonable efforts to respond within 90 days unless not practicable. LM has no obligation to approve any such request and any such approval may be subject to such additional terms and conditions as LM may specify.

(h)               Agricultural Products. If at any time, the Bank elects (and is entitled hereunder) to issue AM in connection with any Restricted Farm Products on or after July 1, 2002, it must first provide LM with 90 days prior written notice of its intention to launch the related offer of AM in connection therewith. For greater certainty, the foregoing portions of this Section 1.1(h) do not preclude the Bank from offering AM to farmers, or targeting offers of AM to farmers, in connection with general financing products that are available to other Small Businesses as well. Notwithstanding anything else contained herein, the Bank may not issue AM in connection with the leasing to Small Businesses or, without limitation, farmers, of farm, garden or lawn care equipment at any time.

1.2              Termination of Right to Issue for OARS (Other Additional Retail Services).If at any time LM has entered into or provided an agreement, letter of intent, term sheet or similar arrangement or document (whether or not binding) with another Person under which such Person is granted or it is contemplated that they will be granted exclusivity or other rights with respect to all or any part of the goods or services included in OARS, such that the Bank’s continuation of issuance of AM in connection with such OARS would be in breach of such rights, LM may notify the Bank thereof and 90 days after receiving such notice, the Bank will cease to issue (and will no longer have the right to issue) AM hereunder in connection with such OARS. LM confirms that it is its strong preference to work with the Bank with respect to any OARS, and to enter into arrangements with the Bank formalizing a continuing right to issue AM in connection with such matters on an exclusive basis, in exchange for the Initial Monthly Payments and similar payments on a mutually agreeable basis, and in the event LM does not reach agreements with the Bank with respect thereto, to first seek to enter into such agreements with third parties who are not competitors of the Bank with respect to Core Original Retail Services. The Bank acknowledges, however, that the foregoing sentence is intended solely to record LM’s preference, but does not and is not intended to provide any legally enforceable rights in favour of the Bank, whether in the nature of a first right of refusal, right to negotiate, or otherwise whatsoever, and LM may engage in negotiations with and reach agreements with any third party regarding such matters without notice or other commitments to or in favour of the Bank.

1.3              Protection of AM Program. The Bank will ensure that no Bank Party issues, gives or otherwise distributes Coupons, calls, options or other rights with respect to or convertible into AM except as expressly permitted herein; provided however that the Bank may issue documents in the form of coupons which merely evidence the availability at the Bank of certain AM offers, but are not themselves convertible, exchangeable or redeemable into AM. The Bank acknowledges that one of the intrinsic and essential characteristics of the AM Program is that LM shall at all times maintain control over AM and that any unauthorized sale, exchange, redemption, distribution or other disposition or use of AM, Coupons, calls, options or other rights with respect thereto, would impair the AM Program. The Bank therefore agrees to co-operate with LM as reasonably necessary to prevent attempts to effect any such unauthorized sale, exchange, redemption, distribution or other disposition or use. For greater certainty, the Bank agrees that no Bank Party, nor any of its employees or agents, will attempt to sell, exchange or redeem any AM, but will utilize AM solely for the purpose of requesting LM to credit AM to AM Accounts, all as contemplated in this Agreement; provided that this sentence shall not prohibit any such employee or agent from becoming a Collector and exercising his or her rights as such.

1.4              Injunctive Relief. Each Party acknowledges that the provisions of this Article 1, Article 2, and of Article 11 and Sections 3.1(a), 8.1, 8.3, 8.4, 8.5(b), 8.5(c) and Sections 4.1(b), 5.1(a), 5.2 and 5.3 of Schedule 8.10, are only such as are reasonably necessary for the protection of each Party’s rights under or in respect of the AM Program. Each Party agrees that there is no adequate remedy at law for the irreparable injury that would result from violation of such provisions and that injunctive or similar relief shall be available to a Party aggrieved by any such violation. The provisions of this Section 1.4 shall not limit any other rights that an aggrieved Party may have at law or in equity.

1.5              Contests. During the Term, the Bank may conduct contests from time to time offering AM as a prize, subject to the following terms and conditions:.

(i)	Each such contest must either relate to a Category (and to goods and services within such Category) in respect of which the Bank is then offering (and entitled to offer) AM or promote the Bank’s participation in the AM Program generally.

(ii)	The goods or services in question must be solely those of a Bank Party, and, without limiting Section 1.1(c), may not relate to or refer to any other Person.

(iii)	Any reference to AM or any other trade-mark or other intellectual property of LM in connection with any such contest shall comply with the terms hereof and any licence agreement between the Bank and LM relating to the use of intellectual property.

(iv)	The Bank shall ensure that all such contests comply with all federal, provincial and local laws and regulations and applicable industry standard and self-regulatory codes.

(v)	The Bank shall, prior to the commencement of any such contest, submit to LM for its review and approval, copies of all advertising, contest rules and regulations, a summary of the contest rules and all other promotional materials in connection therewith. The Bank shall not publish or distribute any such advertising, rules or other promotional materials in respect of which LM has notified the Bank in writing of its objections. Where required to disclose the value of the AM offered as the prize or prizes in any such contest, the Bank shall disclose only such value as LM shall specify. The Bank shall not be required to submit any such materials to LM in respect of any contest that is substantially similar to a contest in respect of which the Bank has previously submitted materials to which LM has not objected in writing.

(vi)	Without limiting the foregoing, the Bank shall indemnify LM and each of its Representatives and hold them harmless from and against [****]. [****]. For greater certainty, any AM issued pursuant to a contest permitted by this Section 1.5 shall constitute Non-BankCard AM or BankCard AM (and to the extent constituting Non-BankCard AM, shall be deemed to have been issued in connection with a particular Category of Retail Services) depending on the nature of the goods or services in respect of which such contest primarily relates. The Bank acknowledges that LM has no obligation to review the Bank’s material for accuracy or compliance with Applicable Laws, standards or codes, assumes no responsibility for such compliance and LM’s failure to comment on any such materials shall not affect or reduce any of the Bank’s other obligations hereunder. The Bank assumes all responsibility for such compliance, and without limitation, the Bank maintains sole responsibility to ensure that advertising material does not contain any statements, claims or representations that are misleading or inaccurate or that are not supported by adequate and proper tests and are otherwise in compliance with Applicable Laws, standards or codes.

1.6              Agreements Regarding Special Arrangements. The Exhibits hereto set out agreements which the Parties have entered into relating to this Agreement. All matters set out in such Exhibits constitute binding agreements between the Parties in accordance with their terms. The Parties may at any time enter into additional such agreements and upon execution of any such agreements by both Parties, they shall be deemed to be appended as additional Exhibits hereto.

ARTICLE 2

EXCLUSIVITY

2.1	Intentionally Deleted.

2.2	Exclusivity for BankCards. [****].

2.3	Targeting. [****].

2.4	Exclusivity in Favour of LM. [****].

2.5	No Other Exclusivity. [****].

ARTICLE 3

AM PROGRAM

3.1	The AM Program.

(a)               Schedule 3.1 sets out certain features of the AM Program. LM shall not change any such feature of the AM Program so as to materially adversely affect Customers, in either case without the Bank’s prior written approval, such approvals not to be unreasonably withheld or delayed. Every notice of a proposed change shall be in writing and sent by pre-paid courier service to the Head, North American Retail Payments at 12th Floor, 55 Bloor Street West, Toronto, Ontario M4W 3M5, with a copy to Vice President & Deputy General Counsel, Personal & Commercial Banking Canada at 20th Floor, First Canadian Place, Toronto, Ontario M5X 1A1. The Bank’s written approval of any such change shall be deemed to have been given if, within 20 Business Days after the later of the date on which LM notifies the Bank of the change in question or the date on which LM provides the Bank with such additional information concerning the change in question as the Bank may have requested, acting reasonably, the Bank does not notify LM of the Bank’s disapproval of such change. If within the time limited in the previous sentence the Bank notifies LM of the Bank’s disapproval of the change in question, then the Bank shall, at the request of LM meet and confer with LM with regard to the reasons for the Bank’s disapproval with a view to achieving a resolution of LM’s request and the Bank’s concerns within 20 Business Days at the earliest opportunity, both parties acting reasonably. Notwithstanding the foregoing provisions of this Section 3.1(a), the Bank’s approval shall not be required for any such change (including any suspension or termination of all or part of the AM Program, generally or in any part or parts of Canada) if LM determines, acting reasonably, after receiving legal advice, that, unless such change is made, there is a reasonable likelihood that LM, a Sponsor or the operation of the AM Program will be in violation of Applicable Law or subject to prosecution or civil proceedings. LM shall provide the Bank with a copy of or opportunity to review such opinion no less than five days prior to implementing any change in the AM Program contemplated as a result of the advice contained in such opinion. Changes made to the AM Program in response to a possible violation of Applicable Law shall be only those which are necessary to alleviate such possible violation.

With respect to such changes, LM shall minimize (in the context of addressing the particular violation of Applicable Law) the impact of such changes insofar as the Bank is concerned.

(b)               [****]..

3.2              Terms and Conditions of the AM Program. Subject to the provisions of Section 3.1 and this Section 3.2, LM shall determine the form, scope and content of the Terms and Conditions in its sole discretion, and may effect any additions, deletions or other modifications thereto as it may determine in its sole discretion. Prior to effecting any such addition, deletion or modification which will substantially alter the rights of the Customers, LM will advise the Bank thereof.

3.3              Treatment of Collectors. Except as otherwise provided herein or with LM’s prior written approval, the Bank will not, and will ensure that no Affiliate of the Bank will (i) impose terms, conditions, fees or expenses on Customers or any other Persons in connection with any offer of AM which, individually or taken as a whole, are different than the Bank or its Affiliates imposed on their Customers prior to their offer of AM or impose on their Customers which do not or cannot receive AM, (ii) charge Customers any fees or other charges or expenses in connection with the issuance of AM, or (iii) with respect to the Retail Services Category, require Collectors to choose between AM and some other benefit; provided that the Bank may require Collectors to make such a choice in connection with Short Term Programs with appropriate value comparisons (as determined by LM, acting reasonably) between AM and such other benefits, so long as it obtains LM’s consent thereto, not to be unreasonably withheld.

ARTICLE 4

TERM OF AGREEMENT

4.1	Term.

(a)               The term of this Agreement commenced on September 25, 1991 and, unless earlier terminated in accordance herewith, shall continue until both the BankCard Term and the Retail Services Term have ended. Upon termination of both the BankCard Term and the Retail Services Term, this Agreement shall be deemed to have terminated and such date shall be the effective date of termination hereof, notwithstanding that certain provisions hereof may survive such termination, whether pursuant to Section 4.5, or as otherwise expressly provided herein. For greater certainty, upon termination of this Agreement in accordance herewith, both the BankCard Term and the Retail Services Term shall terminate, and if both the BankCard Term and the Retail Services Term shall have terminated, then this Agreement shall be conclusively deemed to have terminated on the date of the last of any such termination.

(b)               [******].

(c)               If at any time the Bank gives LM any notice contemplated by Section 4.1(b), or for any other reason the BankCard Term, the Retail Services Term or this Agreement otherwise terminates (except for termination of this Agreement under Section 4.4 [Termination for Cause]) then, until 90 days prior to the effective date of termination of the BankCard Term, the Retail Services Term, or this Agreement, as applicable, the Bank shall, and shall cause each of its Representatives to, maintain in confidence the fact that the BankCard Term, the Retail Services Term or this Agreement will terminate, or any matter relating thereto, and in particular, but without limitation, shall not make any public announcements concerning such termination or its withdrawal from the AM Program, except:

(i)	with the consent in writing of LM;

(ii)	if disclosure is required by Applicable Law, in which case Section 11.3(b) shall apply mutatis mutandis; or

(iii)	if such information becomes generally available to the public other than as a result of disclosure by the Bank or any of its Representatives.

Unless such information becomes generally available to the public other than as a result of disclosure by LM or any of its Representatives, until such 90th day, LM shall not disclose the fact of any such termination or any matter relating thereto to its Collectors, other than any Collectors which are professional advisers or consultants to LM and are advised of the confidential nature of such information, or other Representatives of LM, or Sponsors or prospective Sponsors, including, as part of any communication to its Collectors, and to the extent that LM discloses any circumstances relating to such termination to any other Sponsor or prospective Sponsor, it shall use its best efforts to obtain the commitment of such actual or prospective Sponsor to keep such information confidential.

(d)               Within 30 days of the Parties becoming aware that this Agreement, the BankCard Term or the Retail Services Term will expire or terminate for any reason, the Parties shall meet and attempt to negotiate in good faith a Customer communication plan and any other relevant outstanding issues with respect to such expiration or termination. Should either (i) the Parties fail to reach such agreement within 120 days of the date of such expected termination or expiration (the “Expected Termination Date”), or (ii) there be insufficient time to complete such negotiations within 120 days of the Expected Termination Date, then notwithstanding anything in this Agreement, including, without limitation, Section 2.3 or Schedule 2.4, beginning 90 days prior to the Expected Termination Date: (A) the Bank may notify any Customers, whether holders of AM BankCards or not, of any Competing Program which the Bank will offer to Customers following the Expected Termination Date as well as market, advertise or promote such Competing Program to the public; and (B) LM shall be entitled to notify Collectors about alternative cards offering AM, provided that in any such notifications, each of Bank and LM will advise Customers or Collectors, as the case may be, of any ability of holders BankCards to earn and be issued AM following termination or expiration.

4.2              Program-Related Rights of Termination of the Bank. If any of the following events or circumstances shall occur or exist, the Bank shall, at any time after the occurrence and during the continuance thereof, have the right to terminate this Agreement upon written notice to LM:

(a)	the AM Program ceases to operate (other than as a result of a force majeure as defined in Section 4.6(b)) and LM is not making all reasonable efforts to recommence operations; it being agreed that for the purposes of this clause (a) and Section 4.6, the term “ceases to operate” shall mean the inability on the part of LM, for a period of 30 consecutive days, to issue or redeem AM; or

(b)	at any time, on 30 days’ notice to LM, if LM has intentionally carried out any fraudulent or illegal conduct that materially affects the Bank’s financial position in respect of the AM Program.

4.3              Program-Related Rights of Termination by LM. LM may terminate the Bank Card Term or Retail Services Term in the circumstances set out in Schedules 8.7 and 8.8, respectively.

4.4              Termination for Cause. Either Party (the “Notifying Party”) may, at any time and upon at least one Business Day’s prior written notice to the other Party (the “Defaulting Party”), terminate this Agreement if any of the following events or circumstances shall occur and be continuing:

(a)	the Defaulting Party defaults in the payment when due of any amount owing to the Notifying Party hereunder and such default continues for a period of 20 Business Days following receipt by the Defaulting Party from the Notifying Party of notice of such default;

(b)	the Defaulting Party, which, in the case of the Bank, includes any Bank Party, defaults in the performance or observance of any obligation hereunder or under any document delivered pursuant hereto (including any trade-mark licence and/or registered user agreement and/or participation agreement), other than any obligation referred to in Section 4.4(a) or Schedule 10.4, and such default continues for a period of 30 Business Days following receipt by the Defaulting Party from the Notifying Party of notice of such default; or

(c)	the Defaulting Party makes an assignment for the benefit of its creditors, is adjudged bankrupt, files or consents to the filing of a petition in bankruptcy, consents to the appointment of a receiver (which term as used in this Section 4.4(c) shall include a receiver-manager, a sequestrator, a liquidator, or any other official having powers similar to those of a receiver, sequestrator or liquidator) of itself or of all or substantially all of its property; or if the Defaulting Party shall propose a compromise or arrangement under the Companies’ Creditors Arrangement Act (Canada) or the Winding-up and Restructuring Act (Canada); or a receiver is appointed without its consent of itself or of all or substantially all of its properties and is not discharged within l20 days of such appointment; or the Defaulting Party ceases to maintain its corporate existence or has any resolution passed therefor (other than as a result of an amalgamation).

4.5	Effect of Termination.

(a)               Upon and notwithstanding termination of this Agreement, the following provisions shall apply:

(i)	The Bank will ensure that no Bank Party issues AM following termination except as provided in Section 4.5(a)(ii).

(ii)	Notwithstanding termination, a Bank Party may, in accordance with Section 4.5(d), during the six month period subsequent to termination, issue any AM (not previously issued) in respect of which BankCard Issuance Fees or Retail Issuance Fees, as applicable, were paid prior to termination. In addition, and without limiting Section 4.5(c), notwithstanding termination of the Retail Services Term or the BankCard Term (whether or not coincident with termination of this Agreement), for any reason other than a termination pursuant to Section 4.3, the Bank may continue to issue AM in accordance with this Agreement in respect of any Categories for which AM was issued prior to such termination, but only during the first 12 months following termination of this Agreement; provided however that, for greater certainty (A) the Bank shall continue to pay LM in accordance with Sections 5.1, 5.2 and 5.5 all Fees with respect to each such AM so issued by it after termination of this Agreement, and shall pay the Initial Monthly Payments for such Categories for each month in such 12 month period in accordance with Section 5.5(a) (provided, however, that for purposes of this Section 4.5(a)(ii), the Initial Monthly Payments for such Categories for each such month shall be the greater of such amount as the Bank shall estimate to LM prior to the beginning of each such month, and an amount equal to the actual amount payable by the Bank for issuances of AM during the immediately preceding month), and (B) the Bank may apply any AM BankCard Credit Amount or AM Retail Services Credit Amount resulting from payments during such 12-month period, not only as a credit to reduce amounts that would thereafter otherwise be payable pursuant to Section 5.5(b), but also as a credit against any related Initial Monthly Payments payable during such 12-month period, and upon any such reduction, the AM BankCard Credit Amount and the AM Retail Services Credit Amount shall be correspondingly reduced. If at the end of such 12 month period, there is still any such AM BankCard Credit Amount or AM Retail Services Credit Amount resulting from payments during such 12 month period which has not been so applied, LM shall forthwith refund the amount thereof to the Bank and the AM BankCard Credit Amount and the AM Retail Services Credit Amount shall be reduced to nil.

(iii)	Except to the extent required in connection with the issuance of AM in accordance with Section 4.5(a)(ii), the Bank shall ensure that no Bank Party will, following the Termination Date, hold itself out as a Sponsor in the AM Program.

(iv)	The Bank shall ensure that each Bank Party will, following termination, provide LM with such information and assistance as LM shall reasonably request with respect to AM which have been issued by a Bank Party or redeemed, or which are claimed by a Collector to have been so issued or redeemed.

(v)	The termination of this Agreement shall not affect or discharge any obligation of either Party outstanding on the Termination Date or the Bank’s obligation pursuant to Sections 1.1(d) [Employee Incentive AM], 5.1, 5.2, 5.3 and 5.5 to pay Fees or other amounts subsequent to the Termination Date in respect of AM issued at any time by a Bank Party.

(vi)	Each Party shall cease to utilize the other Party’s intellectual property after the expiry of the period contemplated in clause (ii) above.

(vii)	Notwithstanding the termination of this Agreement, the provisions of Sections 1.3 [Protection of AM Program], 4.5 [Effect of Termination], 4.7 [Limitation of Liability], 5.4 [Taxes], 10.2 [Customer Credits], 11.2 [Data Ownership and Access], 11.3 [Confidentiality] and 12.8 [Exclusion] shall survive termination indefinitely.

(b)             In the event that either the BankCard Term or the Retail Services Term (but not both) shall have terminated, Section 4.5(a) shall apply to AM with respect to BankCards or Retail Services, as applicable, on the following basis:

(i)	clauses (i), (ii) and (iv) of Section 4.5(a) shall apply mutatis mutandis to AM with respect to BankCards or Retail Services, as applicable; and

(ii)	notwithstanding such termination of the BankCard Term or Retail Services Term, as applicable, each Party shall continue to be subject to this Agreement in all other respects.

(c)             In order to determine, for the purposes of Section 4.5(a)(ii), the number, if any, of AM in respect of which a Fee was paid prior to termination, the following provisions will apply:

(i)	the aggregate number, if any, of AM that the Bank Parties shall be entitled to issue with respect to BankCards pursuant to the first sentence of Section 4.5(a)(ii) shall be the aggregate of the individual results obtained when each AM BankCard Credit Amount (or portion thereof) then still outstanding as at the Termination Date (or the date of termination of such Category, as applicable) is divided by the Issuance Fee which was in effect during the month in which such AM BankCard Credit Amount was accrued pursuant to Section 5.5(d); and

(ii)	the aggregate number, if any, of AM that the Bank Parties shall be entitled to issue with respect to Retail Services pursuant to Section 4.5(a)(ii) shall be the aggregate of the individual results obtained when each AM Retail Services Credit Amount (or portion thereof) then still outstanding as at the Termination Date (or the date of termination of the Retail Services Term, as applicable) is divided by the Issuance Fee which was in effect during the month in which such AM Retail Services Credit Amount was accrued pursuant to Section 5.5(e).

(d)             For the purposes of Section 4.5(c), on-going applications of AM BankCard Credit Amounts and AM Retail Services Credit Amounts pursuant to Sections 5.5(d) and (e), respectively, shall occur on a first-in, first-out basis so that older AM BankCard Credit Amounts (if any) and older AM Retail Services Credit Amounts (if any) shall be reduced before newer amounts of the same.

4.6	Force Majeure.

(a)             Failure to perform any obligation under this Agreement, or the occurrence or existence of an event or circumstance under Section 4.2 or 4.4, as a result of force majeure shall not constitute non-compliance or a default or a cause for termination under this Agreement for the purposes of Section 4.2 or 4.4. Neither Party shall be under any liability to the other as a result of any delay or default in carrying out its obligations hereunder which is due in whole or in part to any force majeure. Notwithstanding the foregoing, force majeure shall in no event exempt any Party from any obligation to pay, or excuse any failure to pay, any amount payable hereunder when due. A Party who contends that its obligation is suspended or its performance is otherwise excused by reason of force majeure must give prompt written notice to the other Party specifying the condition or event constituting the same.

(b)             For the purposes hereof, “force majeure” shall mean any of the following: lightning, storms, earthquakes, floods, droughts, fires, explosions, expropriation, action of any government or governmental body or court, acts of God or any other cause, whether similar to or dissimilar from the foregoing, beyond the control of the Party seeking to take advantage of force majeure and affecting performance by such Party.

(c)             Notwithstanding the foregoing paragraphs of this Section 4.6, if any force majeure is such that it causes the AM Program to cease to operate (within the meaning specified in Section 4.2(a)), then the Bank’s payment obligations under Section 5.5(a) shall be suspended, commencing on the date of commencement of such cessation for a period equivalent to the period during which such cessation continues. Upon such cessation stopping, the Bank’s payment obligations under Section 5.5(a) shall revive forthwith. If a force majeure which causes the AM Program to cease to operate occurs which either Party relies upon, and such force majeure continues for a period of 270 consecutive days, then the other Party may provide such Party with not less than 30 days prior written notice of its intention to terminate this Agreement, and this Agreement shall terminate effective upon the expiry of such 30 day period unless, prior thereto, such force majeure (or such Party’s reliance thereon under this Section 4.6) has ceased.

4.7	Limitation of Liability. [****].

4.8	Implementation of Transfer Period.

(a)             During any Transfer Period (as defined in Section 4.8(h)), the Bank may, at its own expense and provided that LM and the Bank have agreed on the applicable pricing under Section 4.8(g), notify its Customers who are Collectors that they may, by notice to either LM or the Bank, elect to transfer any AM issued by the Bank and then outstanding in their AM Account (“Bank AM”) to any other award program which the Bank then has in effect or plans to introduce. If any such Collector who has been so notified by the Bank in accordance with this Section 4.8(a), notifies LM in writing during the Transfer Period of their wish to make such a transfer, LM will cancel all of such Collector’s Bank AM and will facilitate the transfer thereof in accordance with the following. Any such notice from a Collector shall be in form acceptable to LM, acting reasonably and shall provide, at a minimum, an express statement by the Collector that they wish their Bank AM to be so transferred and understand that upon such transfer their Bank AM will be cancelled and they will have no further rights with respect to such AM.

(b)             LM shall determine the number of Bank AM at any time during the Transfer Period outstanding in the AM Account of any Collector based on the total number of Bank AM issued by the Bank to such Collector, and the number thereof which have been redeemed, and shall determine the number thereof which have been redeemed on a proportionate basis comparable to that provided for in Section 5.1(c).

(c)             In addition to accepting the written notice of Collectors in accordance with Section 4.8(a) above, LM will also accept notice from the Bank as to which Collectors who have been notified by the Bank in accordance with Section 4.8(a), wish to have their Bank AM so transferred. In giving any such notice, the Bank will only reference Collectors who have actually notified the Bank in writing of their wish to have their Bank AM so transferred, and in particular, may not rely on any negative options, whereby the failure of a Collector to notify the Bank that they do not want their Bank AM so transferred is deemed to constitute their consent to such a transfer. If the Bank gives any such notice to LM, LM shall be entitled, at its own expense, to verify the accuracy of the information contained therein and the Bank shall co-operate reasonably with LM in that regard, including providing LM access to all or any group identified by LM of the actual responses provided by Collectors who have responded to the Bank. Any such notice from the Bank shall be given by the Bank at its own expense, and shall be in such electronic or computer readable form as LM, acting reasonably, shall approve at the time in question, the intention being that the form used must be easily readable by LM’s computer systems.

(d)             If an Insolvency Event (as defined below) has occurred and is continuing and LM fails to cancel a Collector’s Bank AM or facilitate the transfer thereof to the extent required under this Section 4.8 or fails to comply with any of its other obligations under this Section 4.8, and in either event has not cured such failure within 5 Business Days of the Bank notifying LM of such failure, referring to this Section 4.8 and requiring that such failure be cured, the Bank shall be entitled to direct LM’s database outsourcer (currently ADS Alliance Data Systems, Inc.) to take such action on behalf of LM, and LM hereby irrevocably consents to the Bank so directing such outsourcer, provided that any such direction to such outsourcer shall be in writing and a copy thereof shall be concurrently provided to LM and provided further that any expenses incurred by the Bank in so directing any such outsourcer or paying any amounts which such outsourcer requires to be paid in connection with performing the actions directed by the Bank, shall be for the Bank’s own account and must be paid by the Bank. The only information which the Bank shall be entitled to obtain from such outsourcer shall be such information as the Bank requires in order to provide the notices described in Section 4.8(a), and apart from such information, the Bank shall not be entitled to receive any information from such database outsourcer regarding LM or its Collectors.

(e)              [****].

(f)              Before making any announcement of the type referred to in Section 4.8(a) above, the Bank shall, at its own expense, put in place and establish all electronic and other interfaces between LM (or its outsourcer, as determined by LM) as shall be necessary or desirable to allow and facilitate to the greatest extent reasonably practicable in the circumstances the easy transfer of data between LM (or such outsourcer, as applicable) and the Bank to allow for such a transfer of AM. All such interfaces must be approved of by LM, acting reasonably.

(g)            The Bank shall reimburse LM for any out-of-pocket costs incurred by LM in connection with the matters contemplated by this Section 4.8. In addition, for each transaction whereby Bank AM of a particular Collector are transferred to a Bank program as contemplated by this Section 4.8, the Bank will pay LM such amounts as the Bank and LM agree upon in advance of the Bank providing any notices under Section 4.8(a). The Parties shall negotiate with each other at the time in question in good faith regarding the settling of such amounts, it being acknowledged that the amounts to be paid by the Bank may differ depending on whether LM is notified by Collectors in writing, or the Bank provides the notice to LM referred to in Section 4.8(c). The Bank shall not be entitled to provide any such notices under Section 4.8(a) or otherwise transfer AM of its Customers, and LM shall have no obligation hereunder to cancel any Collector’s Bank AM or facilitate the transfer thereof, in either event until such time as the amount to be paid has been settled in accordance with the foregoing. All such amounts to be paid by the Bank in respect of transactions which take place in any month, shall be payable by no later than the 15th day of the following month. Notwithstanding Section 5.9(b) hereof, if any of the Bank AM being transferred by LM in a particular transaction are not BankCard AM, the Bank may deduct from any amounts otherwise payable to LM under this Section 4.8(g) in respect of such transaction (the “gross amount”), an amount equal to the lesser of (i) the gross amount and (ii) an amount equal to the net aggregate cash amount initially deposited to LM’s reserve fund in respect of the eventual redemption of such Bank AM which are not BankCard AM, to the extent such amounts are still on deposit therein, all as determined by LM, acting reasonably. If, at the time in question, LM is not able to determine with reasonable accuracy which Bank AM in a particular Collector’s account are BankCard AM and which are not BankCard AM, LM and the Bank shall work together in good faith to determine a mechanism to make such determinations.

(h)             For purposes of this Section 4.8, the “Transfer Period” shall be the earlier to occur of either (i) the last three months of an Orderly Wind-down Period (as defined below) (or if the Orderly Wind-down Period is less than three months long, the entire Orderly Wind-down Period); provided that if at any earlier time in an Orderly Wind-down Period, LM has become routinely unable to redeem AM for any period in excess of 5 Business Days, for any reason other than force majeure (as defined in Section 4.6), the Transfer Period shall thereupon commence and last until the earlier of the expiry of three months, and the expiry of the Orderly Wind-down Period; or (ii) the period from the occurrence of an Insolvency Event to and including the earlier of (A) the expiry of three months from such occurrence and (B) the time when an Insolvency Event ceases to be continuing. For purposes of this Section 4.8, if at any time LM publicly announces that, effective as of a certain date specified in such announcement, LM shall cease to permit the issuance of AM, and that effective as of a later date also specified in such announcement, LM shall cease to permit the redemption of AM, an “Orderly Wind-down Period” shall commence as of the date so specified in such announcement on which LM shall cease to permit AM to be issued, and shall continue until the date so specified in such announcement on which LM shall cease to permit the redemption of AM. LM shall give the Bank as much prior notice of any such public announcement as reasonably practicable in the circumstances. For purposes of this Section 4.8, an “Insolvency Event” shall occur if (i) proceedings are commenced by LM for its dissolution, liquidation or winding up; (ii) LM shall make an assignment in bankruptcy for the benefit of its creditors or files or consents to the filing of a petition in bankruptcy; (iii) any Person commences proceedings against LM seeking its bankruptcy and either LM has not taken any steps to oppose such proceedings within 10 days of LM receiving notice of such commencement, or such proceedings have not been dismissed or otherwise successfully defended within 60 days of LM receiving notice of such commencement; (iv) LM is adjudged or declared bankrupt or insolvent and either LM has not taken any steps to oppose such adjudgement or declaration within 10 days of LM receiving notice thereof, or such adjudgement or declaration is not reversed or set aside within 30 days; or (v) the AM program ceases to operate (within the meaning of Section 4.2(a) hereof), other than as a result of force majeure (as defined in Section 4.6(b)) or the occurrence of an Orderly Wind-down Period, and LM is not making all reasonable efforts to recommence operations, but in any event shall not include the making of any proposal by LM under the Bankruptcy and Insolvency Act (Canada) or making of any proposal or seeking of an arrangement under the Companies’ Creditors Arrangement Act or any comparable law.

ARTICLE 5

PAYMENTS

5.1	BankCard Fees. [****]..

5.2	Non-BankCard Fees. [****]..

5.3	Fee Adjustment. [****]..

5.4           Taxes. The Bank shall, within the time prescribed by Applicable Law, pay all Taxes, whether now or hereafter in effect, which are or become payable by the Bank under Applicable Law in respect of any amount payable by the Bank hereunder.

5.5	Payment Dates and Payment of Initial Monthly Payment.

(a)	The Bank will, on or before the first Business Day of each month:

(i)	during the BankCard Term, pay LM an amount equal to the Initial Monthly Payment for BankCards for such month; and

(ii)	during the Retail Services Term, pay LM an amount equal to the Initial Monthly Payment for Retail Services for such month.

Each such payment shall be non-refundable, shall be considered the minimum fee payable hereunder for the applicable Category and shall not depend upon the number of AM which any Bank Party has issued or may issue.

(b)            The Bank will pay LM the amount payable pursuant to Section 5.1 with respect to BankCard AM issued in a particular month as soon as practicable and, in any event, not later than the last Business Day of the month following such particular month. If the amount so payable with respect to BankCard AM issued in a particular month is equal to or less than the Initial Monthly Payment for BankCards payable pursuant to Section 5.5(a) on the first Business Day of such month, such amount will be deemed to have been paid; and if such amount exceeds the Initial Monthly Payment for BankCards so payable, the Bank will pay to LM an amount equal to the excess on or before the payment day determined pursuant to the preceding sentence.

(c)             The Bank will pay LM the amount payable pursuant to Section 5.2 with respect to Non-BankCard AM issued in a particular month as soon as practicable and, in any event, not later than the last Business Day of the month following such particular month. If the amount so payable with respect to Non-BankCard AM issued in a particular month in connection with Retail Services is equal to or less than the Initial Monthly Payment for Retail Services payable pursuant to Section 5.5(a) on the first Business Day of such month, such amount will be deemed to have been paid; and if such amount exceeds the Initial Monthly Payment for Retail Services so payable, the Bank will pay to LM an amount equal to the excess on or before the payment day determined pursuant to the preceding sentence.

(d)             If the amount payable pursuant to Section 5.1 with respect to AM issued in a particular month in a Fiscal Year is less than the Initial Monthly Payment for BankCards payable for such month, such differential amount (the “AM BankCard Credit Amount”) will, from time to time, be applied (and, to the extent so applied, will be reduced) as a credit to reduce the amounts which would thereafter otherwise be payable pursuant to Section 5.5(b); provided that all such credits for the BankCard Category shall terminate, in the case of each of the first three Fiscal Years in the BankCard Term, on the earlier of the last day of the Fiscal Year and the termination of the BankCard Term, and in the case of the remaining Fiscal Years in the BankCard Term, on the termination of the BankCard Term.

(e)             If the amount payable pursuant to Section 5.2 with respect to AM issued in a particular month in a Fiscal Year is less than the Initial Monthly Payment for Retail Services payable for such month, such differential amount (the “AM Retail Services Credit Amount”) will, from time to time, be applied (and, to the extent so applied, will be reduced) as a credit to reduce the amounts which would thereafter otherwise be payable pursuant to Section 5.5(c); provided that all such credits for the Retail Services Category shall terminate, in the case of the Fiscal Years in the Retail Services Term, on the termination of the Retail Services Term.

(f)              For purposes of this Section 5.5, any Employee Incentive AM issued in any month shall be deemed to have been issued in connection with Retail Services (unless the circumstances are such that it is manifestly clear that such AM relate to BankCards, in which case they shall be deemed to have been issued in connection with the BankCards); provided that in any event, any Employee Incentive AM which may be counted for such purposes as having been issued in any month in connection with any particular Category shall not be applied to the Initial Monthly Payment for such Category and the Bank shall pay the Issuance Fee therefor without taking into account any Initial Monthly Payment or any credits described in this Section 5.5.

5.6	Agreements with Other Sponsors. LM agrees that, from and after the Effective Date, it will not enter into any agreement with any Sponsor which does not comply with the provisions of Schedule 5.6.

5.7	Annual Payment. Intentionally Deleted.

5.8	Interest. If any Party shall default in the payment when due of any amount (including interest) payable to the other Party hereunder, such defaulting Party shall pay to the other Party interest calculated daily and compounded monthly at a rate per annum equal to the Prime Rate. All such interest shall be payable on the last Business Day of each month.

5.9	General Provisions as to Payment.

(a)             The Bank shall ensure that all amounts payable by it hereunder are received by and available to LM in same day funds, not later than 11:00 o’clock a.m. (Toronto time) on the due date, by deposit to such account with the Bank as LM shall specify in writing or that irrevocable payment instructions are transmitted to any other financial institution for the account specified from time to time by LM in a written notice to the Bank for payment on the due date.

(b)             The Bank’s obligation to pay the amounts payable by it hereunder shall be absolute and unconditional and shall not, except as otherwise permitted by the succeeding sentences in this paragraph (b), be subject to any abatement, deduction, set-off or withholding for any reason whatsoever, including, by reason of any counterclaim, present or future Taxes, or otherwise whatsoever. The Bank shall have the right to withhold any Taxes required as a result of any enactment of Applicable Law occurring after September 25, 1991 which requires the Bank to do so provided (i) the Bank shall have first notified LM of the requirement to withhold such Taxes from any payment due to LM hereunder, (ii) the Bank remits such withholding to the appropriate revenue authority pursuant to such Applicable Law within the time periods prescribed by such Applicable Law and provides evidence, satisfactory to LM, that it has so remitted such Taxes, and (iii) the Bank co-operates with LM, as LM may reasonably require, in any reasonable dispute by LM with any relevant authority as to the requirement for such withholding. The Bank hereby agrees that LM shall, provided it acts reasonably, have the right to contest any alleged requirement that the Bank withhold Taxes from any amount due to LM hereunder either in its own name or in the name of the Bank, and any refunds the Bank receives of any such withheld Taxes shall be forthwith paid to LM by the Bank.

(c)             LM agrees to provide the Bank with such reasonable information on its invoices and other billings to the Bank as the Bank may reasonably request regarding federal and provincial goods and services taxes payable to enable the Bank to claim any input tax or similar credits available to the Bank with respect to such taxes.

(d)             Unless specifically directed otherwise by the Bank at the time of payment, payments received by LM from the Bank may be applied by LM to amounts owing hereunder by the Bank in such order of application as LM may select.

(e)             LM represents that at the time that any payment is made to it pursuant to this Agreement, it will be the beneficial owner and will not be acting as agent, nominee or mere fiduciary of any other person in respect of any such payment. Following any event or circumstance that would result in the statements in this Section 5.9(e) being untrue, LM shall forthwith notify the Bank in writing of any such change.

5.10         Characterization of AM for Multi-Use Cards. If a particular BankCard can also be used for other purposes (for example, as a debit or stored value card), then AM issued in connection with the issuance or use of such card shall be characterized as BankCard AM or Non-BankCard AM, in accordance with this Section 5.10:

(i)	to the extent any such AM is issued in connection with the use of such BankCard as a credit or charge card, it shall be considered BankCard AM and such AM shall be considered to have been issued in connection with the BankCard Category;

(ii)	to the extent any such AM is issued in connection with the use of such card in some other fashion (including as a debit or stored value card), then such AM shall be considered to be Non-BankCard AM; and

(iii)	if the Bank wishes to issue any AM in connection with any such multi-use card, where it is unclear whether such AM will be issued as contemplated in clause (i) or clause (ii) (for example, AM issued simply on the issuance of any such multi-use card), such AM shall be considered Non-BankCard AM unless otherwise agreed by the Parties in writing.

ARTICLE 6

BANK REQUIREMENTS

6.1	[****].

6.2	[****].

6.3	[****].

6.4	[****].

ARTICLE 7

INTENTIONALLY DELETED

ARTICLE 8

PROGRAM DESIGN

8.1	Bank’s Obligations.

(a)             General. The Bank shall use its best efforts to design, develop and implement marketing programs in respect of each Category to promote awareness of the AM Program among Customers, to maximize the issuance of AM to Customers and otherwise maximize the benefits of the AM Program to itself, LM and all Sponsors. All Bank marketing programs relating to the promotion of the AM Program shall be available for LM’s prior review. All uses by the Bank of any intellectual property of LM, including any of its trademarks or logos, and any description of the AM Program in any materials produced or distributed by the Bank, must be pre-approved by LM and, without limitation, must comply with LM’s graphic standards.

(b)            BankCards. Throughout the BankCard Term, the Bank shall make available for issuance throughout Canada, and shall issue, at least three types of AM BankCard, as follows:

(i)	one BankCard intended for use by individuals for purchases of goods and services for personal use featuring an Award Amount of $[****] and which has no Cardholder Fee (the “No-Fee BankCard”);

(ii)	one BankCard intended for use by individuals for purchases of goods and services for personal use featuring an Award Amount of $[****]; and

(iii)	one BankCard intended for use by Persons for purchases of goods and services for use in business featuring an Award Amount of $[****], it being understood that such BankCard will not be launched until a mutually agreed-upon date after the Effective Date.

(c)          Minimum Award Amount. [****].

(d)          Coalition Program. [****].

(e)	Enhanced Flight Reward Benefit.

(i)	From the Effective Date until December 31, 2017, the Bank shall, in accordance with the terms set out in Schedule 8.1(e)(i), make available at least two AM BankCards intended for use by individuals for purchases of goods and services for personal use and one AM BankCard intended for use by individuals for purchases of goods and services for use in business, each having the features described in Schedule 8.1(e)(i) (the “Existing Flight Reward Benefit”). [****].

(ii)	Beginning November 1, 2017, the Bank may notify Customers of the discontinuance of the Existing Flight Reward Benefit and beginning January 1, 2018 the Bank shall make the features described in Schedule 8.1(e)(ii) available to holders of the WE BankCard.

   (f)           Other BankCard Features. The Bank shall have the sole and exclusive right to establish the terms of any agreements with cardholders, rates of interest and credit limits. Subject to the provisions of Section 8.3, the Bank may, in its sole discretion, introduce, modify or withdraw, any feature associated with a BankCard from time to time.

(g)          BankCard Bonus Offers. The Bank may from time to time offer AM by way of bonus in connection with the use of an AM BankCard based on such factors as the Bank may, in its discretion, determine from time to time including, without limitation, first use and annual aggregate Net Purchase Amount, subject to the following provisions:

(i)	The Bank may offer BankCard AM by reference to a specific Person that is a Sponsor on prior notice to LM but without LM’s prior written consent, provided that the Bank:

(A)	provides LM with details of each offer prior to implementing the offer;

(B)	establishes a separate code approved by LM for the offer to permit LM to track the issuance of BankCard AM issued by the Bank in connection with the offer; and

(C)	ceases to issue BankCard AM in connection with the offer as soon as practicable (and in any case not later than 90 days) following notice from LM that such Person has ceased to be a Sponsor;

(ii)	The Bank shall not, without LM’s prior written consent, offer BankCard AM by reference to a specific Person (including any merchant) that is not a Sponsor or by reference to specific goods or services; if LM has consented to a particular offer, then the Bank may charge the other Person a fee or other compensation for each BankCard AM issued by the Bank in connection with the offer, so long as:

(A)	the fee or other compensation is not, directly or indirectly, less (or effectively less) than $[****] or more (or effectively more) than $[****] per BankCard AM (and if the Bank charges the other Person a fee or other compensation in connection with the issuance of such BankCard AM that is not measured on a per AM basis, then the Bank shall, acting reasonably, determine the net effective amount per AM to which the fee or other compensation is equivalent and use the equivalent amount for purposes of this Section); and

(B)	without limiting Section 11.3, the Bank does not disclose to the other Person the actual amounts payable by the Bank under this Agreement in connection with the issuance of BankCard AM;

(iii)	the Bank shall not impose an additional fee on holders of AM BankCards in connection with any bonus offer of BankCard AM related to the use of a BankCard without the prior written consent of LM;

(iv)	for each BankCard AM issued by the Bank in connection with the offer, the Bank shall pay LM in accordance with the provisions of Section 5.1 the BankCard Issuance Fee in effect at the time such BankCard AM is issued, at the times specified in Section 5.5, unless, in connection with an offer made under Section 8.1(g)(i), the Sponsor has agreed in writing with LM to pay to LM an amount per BankCard AM issued by the Bank in connection with the offer that is equal to the amount that the Sponsor is required to pay LM for AM issued by the Sponsor pursuant to the agreement by which the Sponsor is licensed to issue AM, in which case the Bank shall not be liable to pay to LM the Issuance Fee in respect of any BankCard AM issued by the Bank in connection with the offer; and

(v)	the Bank shall comply with such directions and guidelines as LM may reasonably require in connection with the promotion, duration and administration of the offer.

8.2              Co-Branded Cards. If the Bank issues a BankCard (in this Section 8.2, referred to as “Card”) on or after the Launch Date to a Person who immediately prior to the Launch Date was not a holder of a BankCard and such Person requests that such Card be registered in the AM Program, the Card issued to such Person shall be co-branded (i.e., shall have the AIR MILES logo as well as any logo of the Bank desired by the Bank). The Bank shall issue such a co-branded Card to each of its existing Card holders who choose to add the AM feature to his Card upon the earlier of (i) the date that a new Card would be issued to such holder in accordance with the Bank’s regular card replacement cycle and (ii) the second anniversary of the Launch Date. In addition, any debit or stored value cards issued by the Bank after the date hereof and which provide for the issuance of AM shall also be co-branded with the AIR MILES logo. All such co-branded cards shall be in a form satisfactory to each of the Bank and LM and shall be consistent with any agreement between the Parties relating to trade-marks and copyrights.

8.3	BankCard Award.

(a)               Award Amount. [****]..

(b)               Definitions. [****].

(c)               Major Changes to BankCard. [****].

(d)               Notice. [****].

(e)               LM Approval. [****].

(f)                Other Changes. [****].

8.4	Retail Services.

(a)               Existing Retail Services Offers. [****].

(b)               Definitions. [****].

(c)               Major Retail Changes. [****].

(d)               Notice. [****].

(e)               LM Approval. [****]..

(f)                Other Changes. [****]..

8.5	Additional Bank Rights and Obligations.

(a)               [****].

(b)              [****].

(c)               [****].

(d)               [****].

8.6	Cancellation of BankCard AM.

(a)               Cancellation of BankCard AM. At the direction of the Bank, LM shall cancel BankCard AM previously issued by the Bank to a Collector who is the holder of the AM BankCard and who is Not in Good Standing at the date of the direction. When directing LM to cancel any BankCard AM, the Bank shall follow the procedures agreed to by the parties from time to time. The Bank shall not direct LM to cancel BankCard AM issued to Collectors who were Not in Good Standing prior to the Effective Date.

(b)               “Not in Good Standing”. For the purposes of this Section 8.6, a Collector who is the holder of an AM BankCard who has a minimum payment that remains unpaid for three or more billing periods or whose AM BankCard has been suspended from further activity or has been cancelled is Not in Good Standing. The Bank may at any time and from time to time change the definition of “Not in Good Standing”. The Bank shall provide reasonable advance notice to LM of every such change.

(c)               Limits on Cancellation. LM shall not be required to cancel a number of BankCard AM issued to a particular Collector that is greater than the number of AM standing to the credit of the Collector’s AM Account at the date of receipt by LM from the Bank of the direction to cancel, with the result that LM shall not be required to reduce the total number of AM standing to the credit of the Collector’s AM Account to less than zero.

(d)               Restoration of Cancelled AM. The Bank shall re-issue all BankCard AM issued to a Collector in connection with the use of an AM BankCard which the Bank has directed LM to cancel if and when the Collector restores to good standing the AM BankCard in accordance with such procedures and within such time as the Bank may determine in its discretion. The Bank may at any time and from time to time change such procedures and times. The Bank shall provide reasonable advance notice to LM of every such change.

(e)               Collector Communications. The Bank shall be responsible for all communications with Collectors in respect of whom the Bank has directed LM to cancel any BankCard AM, including all associated costs and expenses. The Bank shall notify each such Collector of the cancellation of any BankCard AM previously issued to such Collector at the time and in the manner agreed upon by both parties. LM shall refer all Collector inquiries relating to the cancellation of BankCard AM to the Bank using the messages agreed upon by both parties. LM shall display the message agreed upon by both parties to identify the cancellation of BankCard AM in the transaction detail of Collector summary statements.

(f)	Financial Arrangements.

[****].

(g)               Indemnity. [****].

8.7              Additional Bank Obligations for BankCards. The Bank shall comply with the provisions of Schedule 8.7.

8.8              Additional Bank Obligations for Retail Services. The Bank shall comply with the provisions of Schedule 8.8.

8.9              Banking and Credit Card Program for Sobeys. The Bank has entered into a banking and credit card program agreement (the “Program Agreement”) with Sobeys Capital Incorporated (“Sobeys”), with services under the Program Agreement (collectively, the “Program Services”) commencing on or about September 9, 2010. Certain of the Program Services will be associated with Sobeys’ loyalty program (any such loyalty program referred to as “Club Sobeys”), which when used may result in a Customer receiving the currency of the Club Sobeys program (“Points”), and certain of the Program Services will be associated with the AM Program, which when used may result in a Customer receiving AM. These arrangements are described in Schedule 8.9.

8.10          Industry Change. LM and the Bank shall comply with the provisions of Schedule 8.10. For greater certainty, all Bank obligations with respect to BankCards set out in this Article 8 are subject to the provisions of Schedule 8.10.

8.11          Satisfaction Survey; Active Collectors. LM and the Bank shall comply with the provisions of Schedule 8.11.

ARTICLE 9

MARKETING

9.1           Definitions. For the purposes of Sections 9.2 and 9.3, expenditures by the Bank on any advertisement that promotes the ability to collect AM in connection with both Retail Services and AM BankCards shall be divided equally between the RS Marketing Amount commitment and the BankCard Marketing Amount commitment.

9.2	BMO Retail Services Marketing Commitment.

(a)               During each Fiscal Year during the Retail Services Term, the Bank will, in addition to and without limiting any of its other obligations hereunder, spend an amount equal to at least the RS Marketing Amount at such time to actively promote its participation as a Sponsor offering AM in respect of Retail Services, including building awareness of the Bank as a Sponsor in respect of Retail Services and the ability to collect AM at the Bank for Retail Services. If the Retail Services Term ends before the expiry of any such Fiscal Year, the Bank will only be required to spend a portion of such RS Marketing Amount equal to the portion of the Fiscal Year in question up to and including the date of termination of the Retail Services Term. Efforts by the Bank to promote its participation as a Sponsor in respect of Retail Services shall, at a minimum, include each of the following:

(i)	including a prominent reference to the participation of the Bank in the AM Program (including the AM logo) on all statements and other similar communications sent to Customers of Retail Services provided such statements or other communications relate to goods or services for which such Customers have earned AM, and on the BMO.com internet website operated by the Bank or any successor or similar website hereafter operated by the Bank, but only on such portions thereof which refer to any Retail Services in respect of which the Bank is then issuing AM; (and without limiting Section 8.1, the Bank shall submit the designs for such statements and communications to LM for review and approval before production and publication);

(ii)	placing AM decals on either a door or window (or if none, other prominent location) of each physical location of the Bank and of any other Bank Party in Canada from which any goods or services are offered in respect of which AM is being issued, including all Bank retail branches (except to the extent that to do so would breach the terms of any lease in respect of such facility in effect on the date hereof), prominently displaying posters in each such location, containing a prominent reference to the ability to earn AM, continuously throughout the year and having AM brochures available in each such location communicating ways to collect AM in respect of Retail Services for which the Bank is then issuing AM, (without limiting Section 8.1, the Bank shall submit the designs for such posters and brochures to LM for review and approval before production and publication); and

(iii)	directing, through sales process design and training, all Bank staff serving Customers for Retail Services to identify and use opportunities where it would be appropriate to ask Customers if they are Collectors or otherwise promote the Bank’s involvement of the AM Program or to communicate to such Collectors the potential of earning AM through the Bank and encourage them to sign up for relevant AM offers.

(iv)	Expenditures by the Bank will only count towards the RS Marketing Amount required under this Section 9.2(a) to the extent such amounts are spent in bona fide out-of-pocket payments by the Bank to third parties (which may include LM) in each case or bona fide internal cross charges imposed by other portions of the Bank or any other Bank Party at no more than market rates.

(b)               [****].

(c)               [****].

(d)               The Bank will consult regularly with LM on the development of AM related product initiatives and promotions and will involve LM on such matters to the extent reasonably possible in the circumstances. LM shall work with the Bank on such matters and attempt to provide advice on steps the Bank may take to improve the effectiveness thereof.

(e)               The Bank will, within 30 days following the end of each calendar quarter, provide a detailed written report to LM as to the expenditures made by the Bank during such quarter in connection with the matters referred to in this Section 9.2 and the other steps taken by the Bank to comply with its obligations under this Section 9.2, including the steps taken in connection with its obligations under Section 9.2(a)(i), (ii) and (iii). Within 60 days after the end of each Fiscal Year, the Bank will provide LM with a summary of the marketing expenditures of the Bank in the Fiscal Year.

9.3              BMO BankCard Marketing Commitment. [****].

9.4              BankCard and Retail Services Marketing. [****].

9.5              Advertising. Each of the Parties shall be free to advertise the AM Program, subject to the provisions hereof, in any advertising media selected by it. All advertising carried out under the AM Marketing Program in Quebec shall, to the extent reasonably appropriate, be in English and French.

9.6              National Roll-Out. The Bank’s AM-based programs will be made available by it throughout Canada and LM will provide appropriate support to enable AM Collector enrolment throughout Canada as and from the Launch Date.

9.7              Marketing Advisory Board. The Bank shall be entitled to be a member of the Marketing Advisory Board at all times during the Term. The purpose of the Marketing Advisory Board shall be to provide advice on marketing initiatives and to share ideas and experiences with respect to the AM Program.

9.8	LM Marketing Commitment.

[****].

9.9	Data Exchange. The Parties shall comply with their obligations set out in Schedule 9.9.

9.10	Additional LM Marketing Obligations. LM shall comply with the following:

(a)               For any data file provided to any Person who has been granted the right to issue AM in respect of any retail banking products or services, LM will remove the names of any Customers who earned AM in respect of a Retail Service from for a period of one (1) year beginning on the date on which such Person first offers such product or service.

(b)               Any marketing by third parties using LM’s channels must be pre-approved by LM and LM will not itself, and will not allow any third party using LM channels, to disparage any BankCard or Retail Service, or assert that a third party’s products or services are superior to any BankCard or Retail Service.

ARTICLE 10

OPERATIONS AND ADMINISTRATION

10.1          AM Accounts. LM shall maintain in its books and records, in respect of each Customer that is a Collector, an AM Account in which LM shall record all credits and debits of AM accruing in favour of or utilized by the Collector. Each Party shall maintain all support and accounting systems and records and shall dedicate sufficient management personnel and operating employees to fulfil its obligations under this Article Ten.

10.2	Customer Credits.

(a)               For each issuance by a Bank Party of AM to any Collector other than as described in Section 10.2(b), the Bank shall forthwith notify LM of such issuance, which notification shall include notification as to the Collector’s name and Collector number, the number of AM issued and all such other details as LM may reasonably require from time to time (such details to be communicated by LM to the Bank as soon as practicable) and including, starting on January 1, 2001 (or, in the case of offer code by individual product offer and location code, by no later than December 31, 2001) for each Non-BankCard AM, Sponsor code (by line of business), offer code (by individual product offer or specific promotional bonus) and location code, except in each case to the extent the provision of such information by the Bank would be illegal or violate any agreements with customers to which the Bank is a party. LM shall credit such Collector’s AM Account with the notified number of AM. The Bank represents and warrants to LM that, to the best of the Bank’s knowledge, the provision of such information by the Bank to LM, including the separation of chequing and savings account balance based AM earned, will not be illegal or violate any such agreement. To the extent nonetheless, that the Bank determines that it may only provide such information with the consent of a Collector, the Bank will use all reasonable efforts to obtain such consent, consistent with its approach generally to the obtaining of similar consents for other purposes from its Customers. Nothing contained in this Section 10.2(a) shall (i) prohibit the Bank from amending the terms of its agreements with its Customers from time to time, even if to do so would create a restriction applicable to the provision of information to LM that did not exist prior thereto, so long as any such amendment by the Bank is made generally and not with a focus specifically related to the provision of information to LM or information of the type which would otherwise have been provided to LM, or (ii) require the Bank to provide information to LM where provision of such information would be illegal. [****].

(b)               In connection with the issuance of AM to any Customer in connection with the use of such Customer’s BankCards, the Bank will forthwith notify LM of such issuance, which notification shall include notification as to the Customer’s name and Collector number, the number of AM issued and all such other details as LM may reasonably require from time to time (such details to be communicated by LM to the Bank as soon as practicable) and including, starting on the Product Launch Date, the offer code for the Award Amount associated with the Customer’s BankCard. The Bank will also provide LM from time to time with the Collector numbers of those Collectors who, in the determination of the Bank, are eligible to obtain the Flight Reward Benefit referred to in Schedule 8.1(e)(i) or 8.1(e)(ii), as applicable.

10.3	Collector Communications.

(a)               [****].

(b)               The Bank shall ensure that the AM brand name and trade-mark are used when identifying AM on its BankCard statements.

10.4          Customer Service. [****].

10.5	Interfaces.

(a)               The Bank and LM shall maintain electronic interfaces between each other to accommodate recording, statementing and redemption of AM and Collector set-up all as outlined in this Agreement and as may be further required for the efficient functioning of the AM Program. Without limiting the generality of the foregoing, such electronic interfaces and systems shall be such as to ensure the timely recording of all credits, debits and transfers of AM to or from AM Accounts and to accommodate the redemption of AM and the enrolment of Customers in the AM Program.

(b)               The Bank may not utilize any paper based means to issue or record the issuance of AM except with LM’s prior approval, which approval shall not be unreasonably withheld. The incremental costs occasioned by any such paper based means shall be paid by the Bank unless such paper based means are used as a result of LM’s inability to accept electronic interfaces provided all electronic interfaces proposed or used by the Bank are not of an unusual sort and type. LM will take such security precautions as it considers appropriate to protect the value and integrity of all such paper based means approved by it. Each Party shall bear its own information processing costs internal to its operations and each shall co-operate as necessary to ensure that each Party’s systems are compatible with the other’s system.

ARTICLE 11

INTELLECTUAL PROPERTY AND CONFIDENTIALITY

11.1          Trade Marks and Copyrights. The Parties acknowledge that they have entered into such trade mark licence agreements and agreements with respect to the protection of any copyright of either of the Bank or LM in any materials or documents as are reasonably necessary in the judgement of each Party (acting reasonably) including agreements relating to all trade marks of the Bank and LM which are to be or have been licensed by the Bank to LM or by LM to the Bank and any agreement as LM shall reasonably require in order to protect its copyright in any enrolment kit to be distributed by LM to Customers, provided, however, that (i) LM may require any Bank Affiliate in respect of whose activities the Bank issues AM hereunder to sign a licence agreement substantially similar to the licence agreement signed by the Bank, or to become Party to that licence agreement, and (ii) LM may require the Bank and such Bank Affiliate to comply with its trademark usage manual from time to time in effect. In addition, but without limitation, the Bank may not use the name “Air Canada” or any variation thereof or any other trade-marks or business styles of Air Canada in its marketing or promotional materials relating to the AM Program, and the Bank acknowledges that the Air Canada name will not appear on the same page as the name of the Bank in any marketing or promotional materials produced by LM.

11.2          Data Ownership and Access. Except as otherwise set out in this Agreement, as between LM and the Bank, LM will have ownership of all data collected or received by LM from any source other than the Bank. LM will provide the Bank with access to its Collector data base at pricing in accordance with Schedule 11.2, but in any event to be cost effective to the Bank (within the meaning set out in Section 10.3). The Bank will comply with the provisions of Schedule 11.2 in connection with any access to information from LM’s Collector database. LM will not segregate or identify in any LM database Customers participating in the AM Program (as opposed to other Collectors) when providing such information to others. LM will not disclose to anyone (other than a Bank Party) the names of those Collectors who are Customers; provided that so long as LM is complying with paragraph (e) of the Database Principles as in effect on July 1, 2001, it will not be in breach of this Section 11.2. LM will not sell the AM Program customer list to any Financial Institution in respect of any Category during the Term for so long as, in the case of any Retail Services Category, the Retail Services Term has not terminated, and in the case of the BankCard Category, the BankCard Term has not terminated.

11.3	Confidentiality.

(a)               Each Party shall, and shall cause each of its Representatives to, hold in confidence and not use in any manner whatsoever, other than as expressly contemplated by this Agreement, any Confidential Information of the other Party. Forthwith following the termination of this Agreement, each Party shall (and shall cause each of its Representatives to) promptly, following a request therefor from the other Party, return to the requesting Party, and/or destroy, all copies of any tangible items (other than this Agreement), if any, which are or which contain Confidential Information of the requesting Party, including any summaries or analyses containing or analysing any such Confidential Information, provided that if to destroy any such material would breach any Applicable Law, the Party in question may return such material to the other Party, and if to return such material would breach any Applicable Law, the Party shall retain such material in confidence thereafter until such time as it may, under Applicable Law, return and/or destroy same, at which time it will do so and confirm having done so to the other Party.

(b)               Notwithstanding the foregoing, neither Party shall be obligated in respect of the disclosure of any Confidential Information where such disclosure is required by Applicable Law. In such event, the Party so required to disclose shall, as soon as possible in the circumstances, notify the other Party of such requirement to disclose, so that the other Party may, if it wishes to, take action to challenge such requirement. In addition, LM shall be entitled to disclose the terms of this Agreement for financing purposes and the existence and duration of this Agreement to potential Sponsors for the purposes of obtaining greater participation in the Program, provided in each case that Persons to whom disclosure is made agree to keep all matters so disclosed confidential, and shall also be entitled to disclose the names and other information regarding Customers to the extent it does so in compliance with paragraph (e) of the Database Principles as in effect on July 1, 2001.

11.4          Reporting. In addition to any other reports required by this Agreement, LM will provide the Bank with collector-level summary information to help the Bank understand Collectors’ overall involvement with the AM Program and trending with respect thereto. The objectives of the reporting are to:

(a)	support the Bank’s measurement of the level of success of the Retail Services program redesign; and

(b)	provide information that will allow the Bank to initiate future adjustments to the use of AM.

LM will work with the Bank to develop monthly and quarterly reports containing the information required to support the above objectives. The content and format of the reports will be prepared by LM and reviewed by the Bank to ensure that the information provided satisfies the Bank’s objectives. The report content and format will be completed and approved no later than 90 days from the date hereof.

ARTICLE 12

REPRESENTATIONS, WARRANTIES AND MISCELLANEOUS OBLIGATIONS

12.1          Representations and Warranties. Each Party represents and warrants to the other Party that it is duly subsisting under the laws of the jurisdiction of its corporate governance, that it has power and capacity to execute and deliver this Agreement and to perform its obligations hereunder, that all necessary action to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder have been taken, and that this Agreement constitutes a legal, valid and binding obligation of the Party enforceable against it in accordance with its terms. LM further represents that it is not a non-resident of Canada for the purposes of the Income Tax Act (Canada), and agrees that until termination of this Agreement, LM shall remain resident in Canada for such purposes.

12.2	Other Commitments.

(a)               [****].

(b)               [****].

(c)               [****].

12.3          Product Liability. [****].

12.4          Entire Agreement. Except as provided in Section 12.11, this Agreement (including the Annexes, Schedules and Exhibits hereto), together with any documents or instruments required to be entered into hereunder, constitutes the entire agreement between the Parties, and except as stated in this Agreement and in such documents and instruments, contains all of the representations, warranties and undertakings of the Parties. In particular, this Agreement supersedes any confidentiality agreement, term sheet and any agreement providing the Bank with exclusive negotiating rights, executed prior to the date hereof. There are no oral representations, warranties or undertakings between the Parties of any kind. This Agreement may not be amended or modified in any respect except by written instrument signed by both Parties.

12.5          Nature of Relationship; Third Party Beneficiaries. The relationship between LM, on the one hand, and the Bank and its Bank Affiliates, on the other, shall be that of independent parties, and neither LM nor the Bank (nor any of its Bank Affiliates), nor any of their respective Representatives or other agents, contractors and employees, shall under any circumstances be, or be deemed to be, partners of or joint venturers with one another. Neither Party nor their respective Representatives or other agents, contractors and employees shall have any right to enter into any contract or commitment in the name of the other, or to incur an obligation, create any liability or bind the other in any respect whatsoever. No other Person, including other Sponsors, may rely upon or enforce any provision hereof, and in particular, but without limitation, none of the rights accruing to any Party are held in trust for any other Person.

12.6          Rights Reserved. Title to the AM Program, the rights represented by AM and all rights related thereto are reserved at all times to LM. LM’s title to such rights is subject to the participation rights granted to the Bank hereunder which include only the right to issue AM to Collectors upon the understanding that the Collector’s sole right with respect to AM is to present AM to LM for redemption as contemplated by the Terms and Conditions.

12.7          Notices. Any notice, certification or other communication required or permitted to be given hereunder shall be in writing and shall be (i) delivered personally, (ii) sent by prepaid courier service in either case to the address set out opposite the signature of the Parties below; or (iii) sent by email to an email address set out opposite the signature of the Parties below. A notice is deemed to be given and received (A) if sent by personal delivery, same-day courier or email, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, provided that in the case of notice by email, notice shall be deemed not to be given and received unless the recipient acknowledges receipt by return email, or (B) if sent by overnight courier, on the next Business Day. Any Party may change any particulars of its address for notice by notice to the other in the manner aforesaid.

12.8          Exclusion. LM shall have no liability to the Bank, any Bank Party or any other Person whatsoever (including any Collector) for any loss, damage or expense suffered or incurred, whether directly or indirectly, as a result of any delay (other than inordinate delay) by LM in crediting AM to an AM Account, or in effecting any redemption or transfer of AM.

12.9          Miscellaneous. This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Neither Party may assign any of its rights or obligations hereunder without the prior written consent of the other Party except that LM may assign any of its rights hereunder for the purpose of financing. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement. Each Party shall be responsible for its own legal fees and other expenses incurred in connection with the negotiation of this Agreement or the performance of any of its obligations hereunder.

12.10      Public Announcements. Any public announcement regarding the Bank’s involvement in the AM Program shall be subject to the Bank’s and LM’s prior written approval.

12.11      Effectiveness of this Agreement. [****].

[signature page follows]

IN WITNESS WHEREOF this Agreement has been executed by the Parties by their authorized signing officers as of the Effective Date.

LoyaltyOne, Co. Suite 200, 351 King Street East Toronto, Ontario M5A 0L6	LOYALTYONE, CO.
	By:	/s/ Bryan A. Pearson
Attention: President, AMRP	Name:	Bryan A. Pearson
Email: Blair.Cameron@loyalty.com	Title:	President & CEO Alliance Data| LoyaltyOne

with a copy to:

LoyaltyOne, Co.	By:	/s/ Blair Cameron
Suite 200, 351 King Street East Toronto,	Name:	Blair Cameron
Ontario MSA 0L6	Title:	President AIR MILES® Reward Program
Attention: Legal Services
Email: legalservices@loyalty.com

Bank of Montreal 55 Bloor Street West 12th Floor,	BANK OF MONTREAL

Toronto, Ontario M4W 3M5	By:
Attention: Head, North American Retail Payments	Name: Title:	Cameron Fowler Group Head, Canadian Personal & Commercial Banking
Email: Jennifer.Hawkins@bmo.com

with a copy to:

Bank of Montreal Legal Group	By:
First Canadian Place, 20th Floor Toronto, Ontario M5X 1A1	Name: Title:	Name: Jennifer Hawkins Head, North American Retail Payments
Attention: Vice-President and Deputy General Counsel, Canadian Personal & Commercial Banking

Email: Jolie.Lin@bmo.com

IN WITNESS WHEREOF this Agreement has been executed by the Parties by their authorized signing officers as of the Effective Date

LoyaltyOne, Co. Suite 200, 351 King Street East Toronto, Ontario M5A 0L6	LOYALTYONE, CO.

By:
Attention: President, AMRP	Name:	Bryan A. Pearson
Email: Blair.Cameron@loyalty.com	Title:	President & CEO Alliance Data| LoyaltyOne

with a copy to:

LoyaltyOne, Co.	By:
Suite 200, 351 King Street East Toronto,	Name:	Blair Cameron
Ontario M5A 0L6	Title:	President AIR MILES® Reward Program
Attention: Legal Services
Email: legalservices@loyalty.com

Bank of Montreal 55 Bloor Street West 12th Floor,	BANK OF MONTREAL

Toronto, Ontario M4W3M5	By:	/s/ Cameron Fowler
Attention: Head, North American Retail Payments	Name:	Cameron Fowler
Email: Jennifer.Hawkins@bmo.com	Title:	Group Head, Canadian Personal & Commercial Banking

with a copy to:

Bank of Montreal Legal Group	By:	/s/ Jennifer Hawkins
First Canadian Place, 20th Floor Toronto, Ontario M5X 1A1	Name: Title:	Jennifer Hawkins Head, North American Retail Payments
Attention: Vice-President and Deputy General Counsel, Canadian Personal & Commercial Banking

Email: Jolie.Lin@bmo.com

LOYALTYONE, CO.

- and -

BANK OF MONTREAL

First Amendment

to

Amended and Restated Program Participation Agreement

Dated as of April 23, 2018

FIRST AMENDMENT TO AMENDED AND RESTATED

PROGRAM PARTICIPATION AGREEMENT

This agreement (this “Amendment”) is made as of April 23, 2018 between LOYALTYONE, CO. and BANK OF MONTREAL.

RECITALS:

A.       The Parties entered into the Amended and Restated Program Participation Agreement made as of November 1, 2017, (the “Agreement”), pursuant to which the Bank participates in the AIR MILES® Reward Program operated by LM;

B.       The Parties now wish to further amend the Agreement;

C.       Capitalized terms used but not defined herein have the meanings set out in Annex A to the Agreement or in Section 12.2(a) of the Agreement, whether defined directly therein or incorporated therein by reference, and the rules of interpretations set out in Annex A apply to this Amendment.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
AMENDMENTS

1.1       Section 12.2(b). Section 12.2(b) is hereby amended by adding the following words immediately after the words “Reserve Fund” in the third sentence of Section 12.2(b):

“, other than any security interest that is granted by LM in favour of any securities intermediary in the Permitted Investments that are held with such securities intermediary to secure such securities intermediary’s customary fees and expenses and the unpaid purchase price of any securities purchased by or on behalf of LM”.

1.2       Appendix 1 to Schedule 12.2. Appendix 1 to Schedule 12.2 to the Agreement is hereby deleted in its entirety and replaced with a new Appendix 1 that is attached to this Amendment as Schedule 1.2.

ARTICLE 2
CONFIRMATION

2.1       Confirmation. All other terms and conditions of the Agreement, as amended by this Amendment, shall remain in full force and effect except as amended hereby.

IN WITNESS WHEREOF this Amendment has been executed by the Parties by their authorized signing officers as of the date first above-mentioned.

LOYALTYONE, CO.

By:	/s/ Bryan A. Pearson
Name:	Bryan A. Pearson
Title:	President & CEO Alliance Data | LoyaltyOne

By:	/s/ Blair Cameron
Name:	Blair Cameron
Title:	President, AIR MILES® Reward Program

BANK OF MONTREAL

By:	/s/ Cam Fowler
Name:	Cam Fowler
Title:	President, North American Personal and Business Banking

By:	/s/ Jennifer Hawkins
Name:	Jennifer Hawkins
Title:	Head, North American Retail Payments

Schedule 1.2

Appendix 1 to Schedule 12.2

With Respect to Permitted Investments, Investment Concentration Limits and Maturity Limits below, this Appendix 1 to Schedule 12.2 shall be automatically updated to be consistent with the Investment Policy of Alliance Data Systems Corporation (“ADS”) upon notice from ADS to the Bank that ADS’ Board of Directors has updated its Investment Policy.

[****]

LOYALTYONE, CO.

-and-

BANK OF MONTREAL

SECOND AMENDMENT

TO

AMENDED AND RESTATED PROGRAM PARTICIPATION AGREEMENT

DATED AS OF APRIL 20, 2021

SECOND AMENDMENT TO AMENDED AND RESTATED

PROGRAM PARTICIPATION AGREEMENT

This Second Amendment to the Amended and Restated Program Participation Agreement (this “Second Amendment”) effective as of April 28, 2021 (the “Effective Date”) is entered into by and between Bank of Montreal (“Bank”) and LoyaltyOne, Co. (“LM”), and constitutes an amendment to and modification of the Amended and Restated Program Participation Agreement dated as of November 1, 2017 by and between Bank and LO ( the “Agreement”) and as amended by the First Amendment to the LO Agreement dated as of April 23, 2018. BMO and LM are sometimes hereinafter referred to collectively as the “Parties” and individually as a “Party”.

Whereas, Bank and LM have entered into an Amended and Restated Program Participation Agreement dated November 1, 2017, pursuant to which the Bank participates in the AIR MILES Reward Program operated by LM; and

Whereas, Bank issues BankCards to its customers where AIR MILES reward miles can be earned; and,

Whereas, the Parties now wish to further amend the Agreement; and,

Whereas, capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Agreements.

Now Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree to the following:

1.	Prior Agreements. The terms set forth in this Second Amendment shall apply as of the Effective Date.

2.	Amendments.

a.	The Agreement is hereby amended by adding the following after Section 8.1(b)(iii):

“(iv) effective November 2, 2020, the BankCard referred to in Section 8.1(b)(i) herein intended for use by individuals for purchases of goods and services for personal use featuring an Award Amount of $[****]:

(a)	will feature an Award Amount of $[****] instead of an Award Amount of $[****] ; and
(b)	the Bank will provide an AM earn accelerator equivalent to three (3) times the standard earn rate when such BankCard is used at participating partner locations (“Coalition Accelerator”), it being understood and agreed that:

(i)	participating partners will be selected at the Bank’s sole discretion; and
(ii)	the BankCard Issuance Fee for extra AM awarded as part of a Coalition Accelerator shall be capped at $[****], subject to the provisions of Schedule 5.3, for the duration of the BankCard Term;

(v) effective May 3, 2021, the BankCard referred to in Section 8.1(b)(ii) herein intended for use by individuals for purchases of goods and services for personal use featuring an Award Amount of $[****];

(a)	will feature an Award Amount of $[****] instead of an Award Amount of $[****]; and
(b)	the Bank will provide a Coalition Accelerator, it being understood and agreed that:
(i)	participating partners will be selected at the Bank’s sole discretion; and
(ii)	the BankCard Issuance Fee for extra AM awarded as part of a Coalition Accelerator shall be capped at $[****], subject to the provisions of Schedule 5.3, for the duration of the BankCard Term;

(vi) [****]; and

(vii) for the BankCard referred to in Section 8.1(b)(ii) herein, [****].”

b.	The Agreement is hereby amended by adding the following after Section 8.1(e)(ii):

“(iii) Beginning on a date mutually agreed upon by the Parties (the “New Flight Reward Benefit Date”), the Parties will make changes to the features described in Schedule 8.1(e)(ii), to be reflected in a revised Schedule 8.1(e)(iii) to be mutually agreed upon by the Parties (the “New Flight Reward Benefit”), available to the holders of the WE BankCard, whereupon the features described in Schedule 8.1(e)(ii) shall be discontinued.”

c.	Schedule 8.1(e)(ii) of the Agreement is hereby amended by deleting section (d)(iv) in its entirety and replacing it with the following:

“[****].”

3.	Incorporation of the Agreement. The terms and conditions of the Agreement shall continue in full force and effect, except to the extent they are expressly superseded or modified by or inconsistent with the terms and conditions of this Second Amendment, in which event, the Second Amendment shall control.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF this Amendment has been executed by the Parties by their authorized signing officers as of the date first above-mentioned.

LOYALTYONE, CO.

By:	/s/Blair Cameron

Name:	Blair Cameron
Title:	President, AMRP

By:	/s/ Mitchell Merowitz

Name:	Mitchell Merowitz
Title:	SVP Corporate & Legal Affairs

BANK OF MONTREAL

By:	/s/Jennifer Douglas

Name:	Jennifer Douglas
Title:	Head, North American Retail & Small Business Payments

By:	/s/Andras Lazar

Name:	Andras Lazar
Title:	VP Product, Partnership & Innovation BMO

LOYALTYONE, CO.

-and-

BANK OF MONTREAL

THIRD AMENDMENT

TO

AMENDED AND RESTATED PROGRAM PARTICIPATION AGREEMENT

DATED AS OF July 12, 2021

THIRD AMENDMENT TO AMENDED AND RESTATED

PROGRAM PARTICIPATION AGREEMENT

This Third Amendment to the Amended and Restated Program Participation Agreement (this “Third Amendment”) effective as of July 12, 2021 (the “Effective Date”) is entered into by and between Bank of Montreal (“Bank”) and LoyaltyOne, Co. (“LM”), and constitutes an amendment to and modification of the Amended and Restated Program Participation Agreement dated as of November 1, 2017 by and between Bank and LO, as amended (the “Agreement”). BMO and LM are sometimes hereinafter referred to collectively as the “Parties” and individually as a “Party”.

Whereas, Bank and LM have entered into the Agreement, pursuant to which the Bank participates in the AIR MILES Rewards Program operated by LM; and

Whereas, Bank issues BankCards to its customers where AIR MILES points can be earned; and,

Whereas, the Parties now wish to further amend the Agreement; and,

Whereas, capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Agreements.

Now Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree to the following:

1. Prior Agreements. The terms of the Agreement and the terms set forth in this Third Amendment shall as of the Effective Date continue to govern the BankCard benefits pursuant to the Agreement.

2. Amendments.

a.	The Agreement is hereby amended by adding the following after Section 8.1(b)(vii):

[****].”

b.	The Agreement is hereby amended by deleting Section 8.1(b)(vii)(b) in its entirety and replacing it with the following:

“(b) [****]”

c.	[****]

d.	[****]

3. Incorporation of the Agreement. The terms and conditions of the Agreement shall continue in full force and effect, except to the extent they are expressly superseded or modified by or inconsistent with the terms and conditions of this Third Amendment, in which event, the Third Amendment shall control.

4. Governing Law. This Third Amendment will be interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. The parties must submit to the jurisdiction of the courts of the Province of Ontario.

IN WITNESS WHEREOF this Amendment has been executed by the Parties by their authorized signing officers as of the date first above-mentioned.

LOYALTYONE, CO.

By:	/s/ Blair Cameron

Name:	Blair Cameron
Title:	President, AIR MILES® Reward Program

By:	/s/ Mitchell Merowitz

Name:	Mitchell Merowitz
Title:	SVP, Corporate and Legal Affairs

BANK OF MONTREAL

By:	/s/Adrian Lang

Name:	Adrian Lang
Title:	Head, Operations and Small Business Solutions